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                                                                    EXHIBIT 23.1





                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 23, 1996 relating to the financial statements of Bristol Hotel Company which appears on page 24 of Bristol Hotel Company's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report dated February 23, 1996 relating to the financial statements of Bristol Hotel Asset Company which appears on page 44 of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP
Dallas, Texas
March 4, 1997